Exhibit 99.1

September 18, 2025

This letter revises the letter to shareholders originally filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated September 18, 2025 to (i) remove certain tabulations covering development options, margin analysis, cash flow analysis, valuation, and summary of production metrics, and to make related conforming changes in the letter; and (ii) to clarify that the study prepared by the Fluor Corporation titled “Preliminary Economic Assessment” was a conceptual study and to refer to such study as the “Fluor Study.” Except as so revised, this letter remains unchanged from the original.

Dear Shareholders,

Since our groundbreaking of the Brook Mine in July we have rapidly moved to build on the momentum of being the first new rare earth mine in the United States in 70 years. We have now begun the transition into the nation’s first dual platform critical minerals company. A brief overview of some of our activities over the past two months is provided in this letter.

First, to meet the challenge in early August we meaningfully recapitalized our company by raising $200 million in new common equity underwritten by Morgan Stanley and Goldman Sachs. This has resulted in over a billion dollar increase in our market capitalization and has also financially positioned Ramaco to initiate the actions described below that the Board has now authorized.

Rare Earth Project Production Expansion and Acceleration

Earlier this year Ramaco was requested by various arms of the Administration to consider both the expansion and acceleration of the Brook Mine rare earth (REE) and critical mineral (CM) project. It has been called the largest unconventional rare earth deposit in North America by the Department of Energy's National Energy Technology Laboratory.

Acting upon this request, the Company’s Board of Directors this week authorized management to initiate all necessary steps to significantly upsize the Brook Mine to produce at a base coal production level of 5 million tons per year from a previous 2-million-ton level.

In line with that feedstock increase, the proposed commercial rare earth and critical mineral oxide annual production levels will rise to approximately 3,400 tons per year from the previous level of 1,240 tons as referenced in the summary of the conceptual study prepared by the Fluor Corporation titled “Preliminary Economic Assessment” (the “Fluor Study”).

In connection with this expansion, the Company will proceed to actively engage with Federal and State officials to expand the existing approved Brook Mine permit on roughly 4,500 acres to include our entire almost 16,000 acres of control. We will also increase the design of the processing capacity of the commercial oxide facility to reflect this enhanced level of oxide production.

At the revised 5-million-ton annual production level, the mine life at the Brook Mine could now extend to over 60 years at the higher production level over the entire area of ownership. Further core drilling, as well as chemical and hydrometallurgical analysis will commence this fall on the roughly 11,500 additional contiguous acres which are not in the current permit, in anticipation of this expansion.

Given the size of the Brook Mine mineral resource the increased 5-million-ton annual production level can potentially both technically and commercially also be raised above these revised figures to roughly 8-10 million tons of annual coal production dependent upon future market demand.

Along those lines, recent feedback from potential customers suggests the annual production figures cited above could prove to be conservative by the time our commercial mine reaches steady state production in a few years. Furthermore, it has become clear that the REE and CM market has become bifurcated between unstable supply lines from China and potential reliable supply provided from the western world. Terbium, for example, is trading at almost $4 million a tonne according to western REE indices, well above current prices in China.

In addition, the Board has requested management to work with all relevant parties to accelerate the original development timeline of the Brook Mine project to reach full commercial oxide production. Our pilot plant is expected to begin operation later this year and our commercial oxide plant could begin construction later in 2026 with an expected 18-month construction period.

We hope that an acceleration to this schedule will enable the Company to have a “first mover” advantage in terms of initiating new United States production, but also as the dominant domestic producer in providing the country with our specific REEs and CMs for decades to come.

The more than doubling of the production will enable the Company to better serve key domestic industries in defense, semiconductors, energy, electronics and aerospace while reducing their reliance on foreign sources of REEs and CM. It is also expected to unlock substantial economic and operational efficiencies across the Company’s REE mining operations.

Federal Agency Engagement

Management is actively engaged with strategic discussions involving senior officials across the Department of Energy (DOE), Department of Interior (DOI), Department of War (DOW), the Federal Permitting Improvement Steering Council (Permitting Council), the President’s National Energy Dominance Council (NEDC) and the National Security Council (NSC). These discussions are aligned with the President’s emergency declaration, which prioritizes domestic critical mineral production as a matter of national security and economic resilience.

Management has emphasized the project’s alignment with federal objectives, including supply chain independence, defense readiness, and energy innovation. The NEDC has played a key leadership role in facilitating broader federal engagement and building awareness of the project’s priority.

Meetings with DOE, DOW and DOI officials have focused on federal support mechanisms such as the Defense Production Act and the Energy Dominance Loan Program. The Company has proposed to expand domestic REE metallization capacity for defense and commercial applications. These engagements reflect a shared urgency to reduce reliance on foreign sources, particularly China, and to accelerate domestic production in response to global supply chain threats.

The Company remains committed to working collaboratively with federal agencies to ensure the Brook Mine project advances swiftly and securely. This coordinated federal outreach underscores the Company’s leading role in advancing the President’s priorities and securing America’s mineral future.

Higher Mine Cut-Off Grade / Revised Mine Cost / Revised Technical Report Summary (TRS) and Pre-Feasibility Study (PFS)

Today Ramaco also issued a new geological Technical Report Summary (TRS) from Weir International, updated from their March 2025 study which has several important implications. As a result of this new TRS, management has undertaken a focused initiative to pursue a revised mine plan designed on mining REES with a higher cut-off concentration grade of almost 500 ppm for the Brook Mine deposit.

This plan will target deposit zones with the highest concentrations of REEs and CMs to enhance project economics and resource efficiency. This revised mine plan now indicates significant resource of higher grade than known at the time of the Fluor Study and presents a more accurate and favorable cost structure, improved project returns and a shortened estimated payback period.

Higher grade mine opportunities are being guided by recent metallurgical and geologic data, enabling more precise mine planning and resource classification. To assist in guiding its mining, Ramaco has also been able to interpolate this new information with its deployment of advanced artificial intelligence (AI) and machine learning tools, one developed by Ramaco in collaboration with the DOE’s NETL and the other with Terra AI, a private AI firm associated with Stanford University.

These updates are expected to significantly increase the proportion of high-value oxide production in early years, thereby boosting early cash flows. The Company is also incorporating these revisions into its ongoing Pre-Feasibility Study (PFS) to support the planned upsize of the mining permit and expansion of the commercial oxide facility.

Ramaco has officially retained Hatch Ltd. to lead the PFS for the Brook Mine project. Hatch was selected for its technical expertise in rare earth processing and will oversee test work, pilot plant design, and process optimization. The PFS will be a key document for future permitting, investment, and offtake discussions, aligning with Ramaco’s strategy to accelerate project development. It is expected to be delivered in Q1 2026.

Drilling Program

We have launched our fall drilling program at the Brook Mine, with two rigs now operating to complete 15 new holes before winter weather sets in. This program will expand the reach of the deposit and to continue upgrading the quality of our defined resource.

Of the 15 drill holes, seven are exploratory holes with six located outside the current permit boundary, targeting new zones of interest. These zones are considered highly prospective based on analogs observed within the existing permit area. If confirmed, they are expected to unlock significant expansion opportunities, both for mining and for production expansion.

The balance of the holes are infill drill holes, focused on tightening spacing, upgrading our resource classification, and further defining the high-grade trends we have already identified. Several drill holes will be converted into deep-water monitoring wells, which will allow us to collect baseline data on deeper aquifers. This is an essential step in expanding our permit to cover deeper high-grade seams, which offer strong potential for future development.

Each new drill hole will be wireline logged, cored, and sampled to ensure robust geological and petrophysical data capture. This exploration campaign marks a critical step forward in strengthening both our geologic understanding and our permitting pathway, while positioning the Brook Mine for major expansion opportunities.

Significant Upsize of Revolving Credit Facility

The Company’s principal lender, KeyBank, NA. this week provided a Term Sheet to both extend and meaningfully increase the size of its existing Revolver facility between Ramaco, KeyBank, NA and a bank syndicate. The finalization of the new syndicated facility is expected to be completed in the fourth quarter.

The proposed terms will seek to increase the Revolver from $200 million to $400 million with an accordion feature that could increase the ultimate size by an additional amount of $150 million to $550 million. Importantly, the proposed facility will provide Ramaco an improved and highly favorable covenant structure, increasing our financial flexibility over the facility’s entire tenor.

The term of the new facility will be for five years. The funding will be available for general corporate purposes, including as an additional funding source towards the development of our rare earth and critical minerals platform at the Brook Mine.

We view this enhanced facility as both a validation of our creditworthiness, and a meaningful strengthening of our already strong liquidity position.

In closing, we will continue to provide shareholders with on-going periodic updates of significant milestones as our development of the Brook Mine rare earth project unfolds.

All the best,

/s/ Randall W. Atkins
Randall W. Atkins
Chairman and Chief Executive Officer

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company's ability to successfully develop the Brook Mine REE/CM project, including whether the Company's exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates the development of a pilot and ultimately a full scale commercial processing facility. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

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